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                                                                     EXHIBIT 5.1


                       OPINION OF MORRISON & FOERSTER LLP



                                  June 7, 2000



Connetics Corporation
3400 West Bayshore Road
Palo Alto, CA  94303

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (Registration No. 333-30142) (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 139,255 shares of your common stock, $.001 par value per share (the "Shares"). In connection therewith, we have reviewed certain of your corporate records and proceedings taken in connection with the authorization and issuance of the Shares, and such other factual and legal matters as we have considered necessary for purposes of this opinion.

     Based on and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in such Registration Statement. This consent does not constitute a consent under Section 7 of the Act, and in consenting to the reference to our firm under such heading we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ MORRISON & FOERSTER LLP
                                       -------------------------------
                                       Morrison & Foerster LLP